Exhibit 10.1

CHANGE IN CONTROL
TERMINATION BENEFITS AGREEMENT

THIS CHANGE IN CONTROL TERMINATION BENEFITS AGREEMENT (this “Agreement”), dated as of the 19th day of September, 2014 (the “Effective Date”) is between Endeavour Energy UK Limited (the “Company”), and Derek Neilson (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company considers it essential to the best interests of the Company and its stockholders executive management be encouraged to remain with the Company and to continue to devote full attention to the Company’s business in the event of a transaction or series of transactions that could or do result in a change in control of Endeavour International Corporation (“EIC”);

WHEREAS, the Company recognizes that the possibility of a change in control of EIC and the uncertainty which it may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders;

WHEREAS, the Executive is a key executive-level employee of the Company;

WHEREAS, the Company believes that the Executive has made (and will continue to make) valuable contributions to the Company;

WHEREAS, should EIC receive a proposal for, or otherwise consider, any such transaction, in addition to the Executive’s regular duties, the Executive may be called upon to assist in the assessment of proposals, advise management and the Board of Directors of EIC (the “EIC Board”) as to whether a proposed transaction would be in the best interests of EIC and its stockholders, and take such other actions as the EIC Board might determine to be appropriate; and

WHEREAS, the EIC Board has determined that it is in the best interests of the Company, EIC and their stockholders to assure that the Company will have the continued services of the Executive, notwithstanding the possibility, threat or occurrence of a change in control of EIC and believes that it is imperative to diminish the potential distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened change in control, to assure the Executive’s full attention and dedication to the Company in the event of any threatened or pending change in control, and to provide the Executive with appropriate severance arrangements following a change in control.

NOW, THEREFORE, to assure the Company that it will have the continued undivided attention and services of the Executive and the availability of the Executive’s advice and counsel notwithstanding the possibility, threat or occurrence of a change in control of EIC, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive agree as follows:

1. Change in Control. For purposes of the Agreement a “Change in Control” shall mean:

(a) a merger of EIC with another entity, a consolidation involving EIC, or the sale of all or substantially all of the assets of EIC to another entity if, in any such case, (i) the holders of equity securities of EIC immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of EIC immediately prior to such transaction or event or (ii) the persons who were members of the EIC Board immediately prior to such transaction or event shall not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event;

(b) the dissolution or liquidation of EIC;

(c) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of 30% or more of the combined voting power of the outstanding securities of EIC;

(d) individuals who, as of the day immediately preceding the Effective Date, constitute members of the EIC Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the EIC Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by EIC’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered for purposes of this definition as though such individual was a member of the Incumbent Board, but excluding, for these purposes, any such individual whose initial assumption of office as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, entity or group other than the EIC Board; or

(e) any other event that a majority of the EIC Board, in its sole discretion, shall determine constitutes a Change in Control hereunder.

For purposes of the preceding sentence, (A) “resulting entity” in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of EIC receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (B) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term “EIC” shall refer to the resulting entity and the term “EIC Board” shall refer to the board of directors (or comparable governing body) of the resulting entity.

2. Circumstances Triggering Receipt of Termination Benefits.

(a) Subject to Section 2(c), the Company will provide the Executive with the benefits set forth in Section 4 upon any termination of the Executive’s employment:

(i) by the Company at any time within the first 24 months after a Change in Control;

(ii) by the Executive for “Good Reason” (as defined in Section 2(b) below) at any time within the first 24 months after a Change in Control; or

(iii) by the Company or the Executive pursuant to Section 2(d).

(b) In the event of a Change in Control, the Executive may terminate employment with the Company and/or any subsidiary for “Good Reason,” following notice and opportunity for remedy as set forth herein and in Section 3. For purposes hereof, “Good Reason” shall mean (subject to such notice and opportunity to remedy) any of the occurrence of any of the following events without the Executive’s prior written consent:

(i) A material reduction of the Executive’s authorities, duties, or responsibilities as an executive and/or officer of the Company from those in effect as of ninety (90) calendar days prior to the Change in Control; provided, however, that any reduction in the foregoing resulting merely from the acquisition of EIC and its existence as a subsidiary or division of another entity such as a change in reporting relationship or title shall not be sufficient to constitute Good Reason;

(ii) The Company’s requiring the Executive to be based at a location in excess of fifty (50) miles from the location of the Executive’s principal job location or office immediately prior to the Change in Control; except for required travel on the Company’s business to an extent substantially consistent with the Executive’s then present business travel obligations;

(iii) A reduction by the Company of the Executive’s Base Salary and/or target annual bonus opportunity in effect on the Effective Date hereof, or as the same shall be increased from time to time;

(iv) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement, as contemplated in Section 7 (where it requires successors to accept this Agreement) herein; or

(v) A material breach of this Agreement by the Company.

(c) Notwithstanding Sections 2(a) and (b) above, no benefits shall be payable by reason of this Agreement in the event of:

(i) Termination of the Executive’s employment with the Company and/or its subsidiaries by reason of the Executive’s death or Disability, provided that the Executive has not previously given a valid “Notice of Termination” pursuant to Section 3. For purposes hereof, “Disability” shall mean the Executive’s inability, due to physical or mental infirmity, to perform the Executive’s material duties and responsibilities to the Company and its subsidiaries for any period of six consecutive months or for any period of eight months out of any 12-month period, as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably);

(ii) Termination of the Executive’s employment with the Company and/or its subsidiaries on account of the Executive’s resignation without Good Reason;

(iii) Termination of the Executive’s employment with the Company and its subsidiaries for Cause. For the purposes hereof, “Cause” shall mean:

(A) The Executive’s willful failure to substantially perform his duties with the Company (other than any such failure resulting from the Executive’s Disability), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes that the Executive has not substantially performed his duties, and the Executive has failed to remedy the situation within fifteen (15) business days of such written notice from the Company;

(B) Gross negligence in the performance of the Executive’s duties which results in material financial harm to the Company or EIC;

(C) The Executive’s conviction of, or plea of guilty to, any crime involving the personal enrichment of the Executive at the expense of the Company;

(D) The Executive’s willful engagement in conduct that is demonstrably and materially injurious to the Company or EIC, monetarily or otherwise; or

(E) The Executive’s willful violation of any of the covenants contained in Section 6.

Notwithstanding the foregoing, “Cause” shall not exist unless and until the Company has delivered to the Executive, along with the Notice of Termination for Cause, a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board of Directors of the Company (the “Company Board”) (excluding the Executive if the Executive is a Company Board member) at a meeting of the Company Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with counsel, to be heard before the Company Board), finding that in the good faith opinion of the Company Board an event (or events) set forth in clauses (A)-(E) above has occurred and specifying the particulars thereof in detail.

This Section 2(c) shall not preclude the payment of any amounts otherwise payable to the Executive under any of the Company’s employee benefit plans, stock plans, programs and arrangements, which payment shall be governed exclusively by the terms thereof.

(d) A termination of the Executive’s employment by the Company without Cause or by the Executive for an event that would constitute Good Reason following a Change in Control that occurs, in either event, prior to a Change in Control, but occurs (i) not more than 180 days prior to the date on which a Change in Control occurs and (ii) (x) at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (y) otherwise arose in connection with, or in anticipation of, a Change in Control, shall be deemed to be a termination or removal of the Executive without Cause within the first 24 months after a Change in Control for purposes of this Agreement and the date of such Change in Control shall be deemed to be the date immediately preceding the date the Executive’s employment terminates.

3. Notice of Termination; Termination Date. Notwithstanding any other requirement to provide notice of termination of employment under any contract of employment, any termination of the Executive’s employment with the Company and its subsidiaries as contemplated by Section 2 shall be communicated by written “Notice of Termination” to the other party hereto. Any “Notice of Termination” shall indicate the effective date of termination, which, shall be more than 60 days after the date the Notice of Termination is delivered (the “Termination Date”), the specific provision in this Agreement relied upon, and, except for a termination pursuant to Section 2(d), will set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination including, if applicable. Executive must provide the Notice of Termination to the Company within 90 days of the events constituting “Good Reason” for termination and the Company shall have a period of 30 days after the Notice of Termination during which the Company may remedy the condition before such termination shall be effective. In the event the Company effects a remedy within such 30-day period and the Executive does not rescind the Notice of Termination upon being notified of such remedy, the termination benefits described in Section 4 hereof shall not be payable with respect to such termination.

4. Termination Benefits. Subject to the conditions set forth in Section 2(a) and contingent upon the Executive’s executing (and not revoking) the “Release” (as defined below), the following post-termination payments or benefits shall be paid or provided to the Executive following the Executive’s termination of employment:

(a) Severance Payment. The Company shall pay to the Executive, as a severance payment, an amount equal to the sum of (i) two times (A) the Executive’s “Base Pay”, which shall be an amount equal to the greater of (x) the Executive’s rate of annual base salary (prior to any deferrals) at the Termination Date or (y) the Executive’s rate of annual base salary (prior to any deferrals) immediately prior to the Change in Control, and (B) the Executive’s “Incentive Pay”, which shall be an amount equal to the average annual bonus earned by the Executive under the Company’s incentive compensation plan or any other annual bonus plan (whether paid currently or on a deferred basis) during the three fiscal years of the Company immediately preceding the fiscal year of the Company in which the Change in Control occurred plus (ii) a pro rata portion of the Executive’s target bonus for the fiscal year in which the Termination Date occurs, which payment shall be made in a single lump sum within 15 days following the date on which the Executive returns to the Company an executed copy of the Release.

(b) Release. The Company’s obligation to make the payment and provide the benefits described in this Section 4 are conditioned expressly on the Executive’s executing a settlement agreement containing a general release and waiver of claims against the Company (as “Company” is defined in Section 7), EIC and their respective subsidiaries, parents (and any subsidiaries of any parents), and affiliates and any of their members, partners, officers, directors, agents, advisors, attorneys, contractors, consultants and employees, in a form reasonably satisfactory to the Company (the “Release”), and such Release being executed by the Executive within 60 days following the Termination Date (such date, the “Release Deadline”). The Company will provide the Release to the Executive within seven days following the Termination Date. If the Release has not been executed by the Executive and returned to the Company (together with an independent adviser’s certificate) prior to the Release Deadline, the Executive shall not be entitled to receipt of any payments or benefits pursuant to this Agreement.

5. No Mitigation Obligation; Obligations Absolute. The payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment or other benefit provided in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in Section 11 hereof. The obligations of the Company to make the payments and provide the benefits provided herein to the Executive are absolute and unconditional (except as provided herein) and may not be reduced under any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or any third party at any time.

6. Continuing Obligations.

(a) Confidentiality. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company, EIC or any of their affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company and which shall not be or become public knowledge (information that has become public knowledge shall not include any information that has entered the public domain as a result of acts or omissions by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company and its subsidiaries for any reason, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(b) Non-Solicitation. During the term of this Agreement and for a period of twelve (12) months after the Termination Date, the Executive shall not, directly or indirectly, employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee or consultant of EIC, the Company or any of their subsidiaries with whom the Executive has had direct and substantial contact at any time during the twelve (12) month period prior to the Termination Date and who, in the case of any employee of EIC, the Company or any of their subsidiaries, is in an executive or management position.

(c) Cooperation. Executive agrees to cooperate with the Company, EIC and their attorneys in connection with any and all lawsuits, claims, investigations, or similar proceedings that have been or could be asserted at any time arising out of or related in any way to Executive’s employment by the Company or any of its subsidiaries.

(d) Non-Disparagement. At all times following the Termination Date, the Executive agrees not to disparage the Company, EIC or any of their directors or executive officers, or otherwise make comments harmful to the Company’s or EIC’s business or reputation

(e) Blue Penciling. It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in Sections 6(a) through (d) to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(f) Other Obligations. The obligations set out above are in addition to any obligations owed by the Executive to the Company, EIC or any of their affiliates under any other agreement, including without limitation any contract of employment.

7. Successors.

(a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of such successor entity to enter into such agreement prior to the effective date of any such succession (or, if later, within three business days after first receiving a written request for such agreement) shall constitute a breach of this Agreement and shall entitle the Executive to terminate employment pursuant to Section 2(a)(ii) and to receive the payments and benefits provided under Section 4. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amounts are payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s designee or, if there is no such designee, to the Executive’s estate.

8. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United Kingdom first class mail, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx, UPS, or DHL, addressed to the Company (to the attention of the Secretary of the Company, with a copy to the General Counsel of EIC) at its principal executive office and to the Executive at the Executive’s principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

9. Governing Law. The validity, interpretation, construction and performance of this agreement shall be governed by the laws of England, without regard to conflicts of law principles. The parties irrevocably agree that the courts of England shall have non-exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation.

10. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement (or in any employment or other written agreement relating to the Executive). Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any subsidiary prior to or following any Change in Control. The Company may withhold from any amounts payable under this Agreement all taxes and other deductions as the Company is required to withhold pursuant to any law or government regulation or ruling. In the event that the Company refuses or otherwise fails to make a payment when due and it is ultimately decided that the Executive is entitled to such payment, such payment shall be increased to reflect an interest factor, compounded annually, equal to the prime rate in effect as of the date the payment was first due plus two points. For this purpose, the prime rate shall be based on the rate identified by Chase Manhattan Bank as its prime rate.

All headings and section references used herein are for convenience only and do not constitute a part of this Agreement. Where specific language is used to clarify by example a general statement contained herein, such specified language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relies. The language used in this Agreement is deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any such party.

11. Reduction for Other Severance. Any payments or other benefits provided to the Executive under this Agreement shall be offset or reduced by any payment in lieu of notice, redundancy pay, or other payments or other benefits provided under any severance plan or employment agreement which the Executive is eligible to receive (or has received) as a result of the termination of the Executive’s employment.

12. Separability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Non-assignability. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 7. Without limiting the foregoing, the Executive’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer by the Executive contrary to this Section 13 the Company shall have no liability to pay any amount so attempted to be assigned or transferred to any person other than the Executive or, in the event of death, the Executive’s designated beneficiary or, in the absence of an effective beneficiary designation, the Executive’s estate.

14. Effectiveness; Term. This Agreement will be effective and binding as of the date first above written immediately upon its execution and shall continue in effect through the second anniversary of such date; provided, however, that the term of this Agreement shall automatically be extended for an additional day for each day that passes so that there shall at any time be two years remaining in the term unless the Company provides written notice to the Executive that it does not wish the term of this Agreement to continue to be so extended, in which case the Agreement shall terminate on the second anniversary of such notice if there has not been a Change in Control prior to such second anniversary. In the event that a Change in Control has occurred during the term of this Agreement, then this Agreement shall continue to be effective until the second anniversary of such Change in Control. Notwithstanding any other provision of this Agreement, if, prior to a Change in Control, the Executive ceases for any reason to be an employee of the Company and any subsidiary (other than a termination of employment pursuant to Section 2(d) hereof), thereupon without further action the term of this Agreement shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect. For purposes of this Section 14, the Executive shall not be deemed to have ceased to be an employee of the Company and any subsidiary by reason of the transfer of the Executive’s employment between the Company and any subsidiary, or among any subsidiaries. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 4 through 7 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment following a Change in Control for any reason whatsoever.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

Endeavour Energy UK Limited

By: /s/Cathy Stubbs
Printed Name: Cathy Stubbs
Title: Director
Executive

By: /s/Derek Neilson
Printed Name: Derek Neilson
Title: Managing Director, U.K. Operations